UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 14, 2013

EQUINIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(IRS Employer Identification No.)

One Lagoon Drive, 4th Floor Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

As previously disclosed by Equinix, Inc. (“Equinix”), as part of its planned conversion to a real estate investment trust (“REIT”), Equinix is seeking a private letter ruling (“PLR”) from the U.S. Internal Revenue Service (“IRS”). Equinix’s PLR request has multiple components, and Equinix’s timely conversion to a REIT will require favorable rulings from the IRS on numerous technical tax issues. Equinix filed its PLR request with the IRS in the fourth quarter of 2012.

In June 2013, Equinix disclosed that it was informed that the IRS had convened an internal working group to study what constitutes “real estate” for purposes of the REIT provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and that, pending the completion of the study, the IRS was unlikely to respond definitively to Equinix’s pending PLR request.

On November 14, 2013, the IRS informed Equinix that the IRS is actively resuming work on Equinix’s PLR request and will respond in due course. At this time, Equinix is not able to predict when the IRS will provide definitive responses to Equinix’s PLR request. In addition, Equinix does not intend to provide additional interim updates with respect to the PLR request generally, or any specific component of the PLR request, or Equinix’s progression through the PLR process. Equinix continues to believe, based on both existing legal precedent and the fact that other data center companies currently operate as REITs, that its data center assets constitute real estate for REIT purposes.

Equinix continues to implement its plan to convert to a REIT, including legal restructuring, enterprise reporting system upgrades and ongoing consultation with appropriate REIT advisors. Currently, Equinix does not expect that the delay to date in the PLR process will delay Equinix’s plan to elect REIT status for the taxable year beginning January 1, 2015.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K (the “Current Report”) contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. The forward-looking statements involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Although Equinix believes that its forward-looking statements are based on reasonable assumptions, its expected results may not be achieved, and actual results may differ materially from its expectations. For example:

•	This Current Report states that Equinix plans to continue to pursue conversion to a REIT. In fact, there remain significant implementation and operational complexities to address before Equinix can timely convert to a REIT, including obtaining a favorable PLR from the IRS, completing internal reorganizations, modifying accounting, information technology and real estate systems, receiving stockholder approvals and making required stockholder payouts. Even if Equinix is able to satisfy the existing REIT requirements or any future REIT requirements, the tax laws, regulations and interpretations governing REITs may change at any time in ways that could be disadvantageous to it.

•	This Current Report states that Equinix plans to elect REIT status for the taxable year beginning January 1, 2015. In fact, several conditions must be met in order to complete the timely conversion to a REIT, including the receipt of a favorable PLR, and the timing and outcome of many of these conditions are beyond Equinix’s control. Even if the transactions necessary to implement REIT conversion are effected, Equinix’s Board of Directors may decide not to elect REIT status, or to delay such election, if it determines in its sole discretion that it is not in the best interests of Equinix or its stockholders. Equinix can provide no assurance if or when conversion to a REIT will be successful. Furthermore, the effective date of the REIT conversion could be delayed beyond January 1, 2015, in which event Equinix could not elect REIT status until the taxable year beginning January 1, 2016, at the earliest.

•

This Current Report states that Equinix is seeking a PLR from the IRS and that Equinix requires favorable rulings from the IRS before timely converting to a REIT. Equinix cannot provide assurance that the IRS will ultimately provide Equinix with a favorable PLR or that any favorable PLR will be received in a timely manner for Equinix to convert successfully to a REIT as of January 1, 2015. In particular, while Equinix has been informed that the that the IRS is actively resuming work on Equinix’s PLR request and will respond in due course, Equinix does not know how the internal working group’s study will affect its PLR request, whether any refinements or modifications have been made to the legal standards utilized by the IRS to define “real estate” for purposes of the REIT provisions of the Code or what the effect of any refined or modified legal standards would be on Equinix or other data center companies.

Equinix’s forward-looking statements should not be relied upon except as statements of Equinix’s present intentions and of Equinix’s present expectations, which may or may not occur. Cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. Except as required by law, Equinix undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures Equinix has made in this Current Report, as well as Equinix’s other filings with the Securities and Exchange Commission (the “SEC”). In particular, see Equinix’s Quarterly Report on Form 10-Q, filed with the SEC on November 12, 2013, and Equinix’s Annual Report on Form 10-K, filed with the SEC on February 26, 2013, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: November 14, 2013